Exhibit 10.1

TRANSITION AGREEMENT

IT IS HEREBY AGREED by and between Leidos Holdings, Inc., a Delaware corporation (the “Company”), and Mark W. Sopp (“Executive”), for the good and sufficient consideration set forth below, as follows, effective as of January 23, 2015:

1.	Effective as of April 10, 2015 or such other date as mutually agreed by Executive and the Company (the “Transition Date”), Executive’s employment with the Company shall terminate and he shall no longer serve as Executive Vice President and Chief Financial Officer of the Company. Executive hereby resigns from all positions with the Company and its affiliates as of the Transition Date, other than as provided in Section 4 below.

2.	Through the Transition Date, the Company shall continue to pay Executive his base salary at the annual rate of $640,000 (the “Base Salary”), Executive shall be eligible to receive a cash bonus for the Company’s fiscal year ending January 30, 2015 in accordance with applicable plan terms, and Executive shall be eligible to continue participation in the Company’s generally-applicable employee benefit plans consistent with plan terms. As of or promptly following the Transition Date, the Company shall pay Executive all accrued and unpaid Base Salary, all accrued and unused Comprehensive Leave, and all unreimbursed business expense incurred through the Transition Date in accordance with the policies and procedures adopted by the Company for reimbursement of such expenses. Effective as of the Transition Date, Executive shall cease active participation in the Company’s employee benefit plans and shall be entitled to elect “COBRA” health continuation coverage in compliance with the requirements of COBRA and applicable plan terms. The parties intend that Executive shall experience a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code) as of the Transition Date.

3.	Subject to Executive executing (and not revoking) the Release of Claims attached hereto as Exhibit A (the “Release of Claims”) on the Transition Date, the Company shall provide Executive the following payments and benefits:

a.	A cash payment of $11,340 (reflecting the estimated cost of “COBRA” health continuation coverage for twelve (12) months), to be paid on the first payroll date following the Release of Claims becoming irrevocable;

b.	A cash payment of $50,000 to defray Executive’s expenses associated with his transition from the Company, to be paid on the first payroll date following the Release of Claims becoming irrevocable;

c.	A cash payment of $1,650,000, to be paid on the first payroll date following the Release of Claims becoming irrevocable; and

d.

A cash bonus for the fiscal year commencing January 31, 2015 (“FY 2015C”) pursuant to the Company’s Annual Incentive Program. The right to receive such bonus is performance-based, and eligibility to receive such bonus is not a guarantee that Executive will receive any payment. Such payment (if any) shall be based on Executive’s individual performance, will be pro-rated based on Executive’s employment from January 31, 2015 through the Transition Date, and shall be paid in calendar year 2016 when FY 2015C bonuses are payable to the Company’s executives generally.

e.	Notwithstanding Section 5(a)(i) of the 2015-2017 Performance Share Award agreement for the Shares granted on April 5, 2014, Executive shall be eligible to receive, on (or as promptly as administratively practicable following) the Determination Date as defined in the Award Agreement, a prorated portion of the Shares that would otherwise be issuable to Executive in the absence of his termination of employment without cause, based on the actual achievement of the Performance Goals for each fiscal year during the Performance Period in which Executive remained employed. The proration factor to be applied to Executive’s target number of Shares for the fiscal year in which the termination occurs is determined based on the ratio of: (x) the number of days elapsed from the beginning of the fiscal year to the employment termination date, over (y) the total number of days in the fiscal year.

4.	From the Transition Date through the second anniversary thereof (the “Consulting Period”), Executive shall serve as a consultant to the Company and shall provide such consulting services as reasonably requested by the Company (the “Consulting Services”). The Company shall pay Executive at the rate of $1,000 per hour worked (the “Consulting Fee”) during the Consulting Period. During the Consulting Period, Consulting Services also includes Executive’s cooperation with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding, or any dispute with a third party, as described in paragraph 16 of this Transition Agreement. Executive shall submit a monthly invoice detailing his hours worked during the immediately-preceding month, and the Company shall pay Executive the Consulting Fee related thereto within thirty (30) days following its receipt of each such invoice. During the Consulting Period, the Company shall directly pay or reimburse Executive for such reasonable travel, entertainment, or other expenses as he may incur at the request of the Company. Executive shall furnish the Company with such evidence that such expenses were incurred as the Company may from time to time require or request. The Company may terminate the Consulting Period at any time if Executive accepts a position at any entity that, in the Company’s reasonable judgment, offers products or services competitive with those of the Company. Executive acknowledges that the Company shall have no right to direct or control his performance of Consulting Services hereunder and that he shall be treated as an independent contractor for all purposes during the Consulting Period. As such, Executive shall not actively participate in any employee benefit plan of the Company or an affiliate and no income or other taxes shall be withheld from the Consulting Fee (and, for the avoidance of doubt, his services during the Consulting Period shall not be credited as vesting service for purposes of any Company plan, program or arrangement).

5.	With the exception of Section 3 (e) above, all of Executive’s equity awards shall cease vesting as of the Transition Date, any unvested awards shall be forfeited as of the Transition Date, and any vested awards shall be treated as provided in the applicable plan document and/or award agreement. For the avoidance of doubt, the vesting of Executive’s equity awards shall not accelerate in connection with his termination of employment.

6.	Executive understands that any payments or benefits paid or granted to him pursuant to Sections 3 and 4 hereof (other than accrued Base Salary and COBRA rights) represent consideration for signing this Transition Agreement and are not salary, payments or benefits to which he was already entitled. Executive understands and agrees that he will not receive the payments and benefits specified in Sections 3 and 4 hereof (other than accrued Base Salary and COBRA rights) unless he executes this Transition Agreement and does not revoke this Transition Agreement within the time period specified herein. Such payments and benefits shall not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or any of its subsidiaries or affiliates.

7.	Except as specifically provided herein, Executive knowingly and voluntarily (for himself, his family, and his heirs, executors, administrators and assigns) releases and forever discharges the Company and its subsidiaries and affiliates and all present and former directors, managers, officers, agents, representatives, employees, successors and assigns of the Company and its subsidiaries and affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Transition Agreement becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Executive or any of his heirs, family members, executors, administrators or assigns, may have, which arise out of or are connected with his employment with, or his separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); except that he does not waive or release (a) his right to enforce this Agreement, (b) claims for vested benefits under the Company’s 401(k) plan and other broad-based employee benefit plans, or (c) any rights he may have to indemnification by the Company pursuant to the Company’s governing documents.

8.	Executive represents that he has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this Agreement.

9.	Executive agrees that this Transition Agreement does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act of 1967 which arise after the date he executes this Transition Agreement. Executive acknowledges and agrees that his separation from employment with the Company in compliance with the terms hereof shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

10.	In signing this Transition Agreement, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. He expressly consents that this Transition Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this Transition Agreement and that without such waiver the Company would not have agreed to the terms hereof. Executive further agrees that in the event he should bring a Claim seeking damages against the Company, or in the event he should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this Transition Agreement shall serve as a complete defense to such Claims to the extent released hereunder. Executive further agrees that he is not aware of any pending charge or complaint of the type described in Section 7 as of the execution of this Transition Agreement.

11.	Executive agrees that neither this Transition Agreement, nor the furnishing of the consideration for this Transition Agreement, shall be deemed or construed at any time to be an admission by the Company, any Released Party or himself of any improper or unlawful conduct.

12.	For a period of two years following the Transition Date, Executive agrees that he shall not, directly or indirectly, on behalf of himself or any other person or entity other than the Company, offer to provide services that would cause him to use, disclose, or access confidential or proprietary Company information.

13.	If any restriction or provision set forth in Section 12 hereof is found by any court of competent jurisdiction to be unenforceable because it is excessively broad, extends for too long a period of time, or covers too great a range of activities or too broad a geographic area, the parties agree that such restriction or provision shall be construed and interpreted to extend only over the maximum period of time, range of activities, or geographic area which is found by such court to be enforceable.

14.	The parties acknowledge and agree that restrictions contained in Section 12 hereof are necessary for the protection of the business and goodwill of the Company and are considered by Executive to be reasonable for such purpose. Executive agrees that any breach of Section 12 may cause the Company substantial and irrevocable damage that is difficult to measure. Therefore, if there is any such breach or threatened breach, Executive agrees that the Company, in addition to such other remedies which may be available, shall have the right to seek an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and Executive hereby waives the adequacy of a remedy at law as a defense to such relief.

15.	Executive and the Company agree that during Executive’s employment and for a period of five years after the Transition Date, neither Executive nor the Company will make, publish or communicate at any time to any person or entity, any Disparaging (defined below) remarks, comments or statements concerning the other (or, in the case of the Company, any of its directors, managers, officers, affiliates or employees). The previous sentence shall not apply, however, in the case of any truthful remarks, comments or statements which are made (a) in testimony pursuant to a court order, subpoena, or legal process, (b) in discussions with any regulator or government agency, (c) to a court, mediator or arbitrator in connection with any litigation or dispute between Executive and the Company, or (d) privately, including, without limitation, in the course of the Company’s supervision or review of Executive’s job performance. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities of the individual or entity being discussed or that would adversely effect in any manner the conduct of the business or the business reputation of such individual or entity.

16.	Executive agrees to reasonably cooperate with the Company in any internal investigation, any administrative, regulatory, or judicial proceeding or any dispute with a third party. he understands and agrees that his cooperation may include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information; and turning over to the Company all relevant documents which are or may come into his possession all at times and on schedules that are reasonably consistent with his other permitted activities and commitments. Executive understands that in the event the Company asks for his cooperation in accordance with this provision for any investigation or proceeding that is not related to misconduct of Executive, the Company shall reimburse, or cause to be reimbursed, in accordance with Company policy, the reasonable expenses Executive incurs in connection therewith.

17.	Executive waives all rights under Section 1542 of the California Civil Code, which section has been fully explained to him by his legal counsel and which he fully understands, and any other similar provision or the law of any other state or jurisdiction. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

18.	Notwithstanding anything in this Transition Agreement to the contrary, this Transition Agreement shall not relinquish, diminish, or in any way affect any rights or claims arising out of any breach by Executive, the Company or any Released Party of this Transition Agreement after the date hereof.

19.	Amounts payable hereunder are subject to all tax and other legally-required withholdings.

20.	No right to receive payments and benefits under this Agreement shall be subject to set off, offset, anticipation, commutation, alienation, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law.

21.	It is further understood and agreed that this Transition Agreement shall be binding upon and will inure to the benefit of Executive’s spouse, heirs, successors, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of the Released Parties and their successors, assigns, agents and/or representatives

22.	This Agreement represents the entire understanding and agreement between the parties as to the subject matter hereof and supersedes all prior agreements, arrangements and understandings between them concerning the subject matter hereof, and any subsequent written agreements shall be construed to change, amend, alter, repeal or invalidate this Agreement, only to the extent that this Agreement is specifically identified in and made subject to such other written agreements and is executed by both parties hereto; provided, however, that this Agreement does not supersede the Recoupment Policy and Non-Solicitation Acknowledgment and Agreement and Intellectual Property Agreement between Executive and the Company, both of which shall remain in full force and effect pursuant to its terms.

23.	Any dispute, claim or controversy of any kind or nature, including but not limited to the issue of arbitrability, arising out of or relating to this Transition Agreement, the Release of Claims, or the breach thereof, or any disputes which may arise in the future, shall be settlement in a final and binding arbitration.

24.	This Transition Agreement shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Virginia.

25.	Whenever possible, each provision of this Transition Agreement shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Transition Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Transition Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

BY SIGNING THIS TRANSITION AGREEMENT, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON JANUARY 23, 2015 TO CONSIDER THIS TRANSITION AGREEMENT;

6.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE: January 23, 2015	/s/ Mark W. Sopp
Mark W. Sopp

/s/ Sarah K. Allen
For Leidos Holdings, Inc.

Exhibit A

RELEASE OF CLAIMS

1.	This Release of Claims (“Release”) is entered into by and between Mark W. Sopp (“Executive”) and Leidos Holdings, Inc. (hereinafter the “Company”). Executive and the Company have previously entered into a Transition Agreement dated as of January 23, 2015 (“Transition Agreement”). In consideration of the promises made herein and the consideration due Executive under the Employment Agreement, this Release is entered into between the parties as of the Transition Date (as defined in the Transition Agreement).

2.	In consideration for the payments under Section 3 of the Transition Agreement, except as specifically provided herein, Executive knowingly and voluntarily (for himself, his family, and his heirs, executors, administrators and assigns) releases and forever discharges the Company and its subsidiaries and affiliates and all present and former directors, managers, officers, agents, representatives, employees, successors and assigns of the Company and its subsidiaries and affiliates and the Company’s direct or indirect owners (collectively, the “Released Parties”) from any and all claims, suits, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date this Release becomes effective and enforceable) and whether known or unknown, suspected, or claimed against the Company or any of the Released Parties which Executive or any of his heirs, family members, executors, administrators or assigns, may have, which arise out of or are connected with his employment with, or his separation or termination from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”); except that he does not waive or release (a) his right to enforce the Transition Agreement, (b) claims for vested benefits under the Company’s 401(k) plan and other broad-based employee benefit plans, or (c) any rights he may have to indemnification by the Company pursuant to the Company’s governing documents.

3.	Executive agrees that this Release does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act of 1967 which arise after the date he executes this Release. Executive acknowledges and agrees that his separation from employment with the Company shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

4.	In signing this Release, Executive acknowledges and intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. He expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove mentioned or implied. Executive acknowledges and agrees that this waiver is an essential and material term of this Release and that without such waiver the Company would not have agreed to the terms hereof. Executive further agrees that in the event he should bring a Claim seeking damages against the Company, or in the event he should seek to recover against the Company in any Claim brought by a governmental agency on his behalf, this Release shall serve as a complete defense to such Claims to the extent released hereunder. Executive further agrees that he is not aware of any pending charge or complaint of the type described in Section 2 as of the execution of this Release.

5.	Executive agrees that neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or himself of any improper or unlawful conduct.

6.	For the avoidance of doubt, the Company’s and Executive’s covenants in the Transition Agreement shall continue in effect in accordance with their terms.

7.	It is further understood and agreed that this Release shall be binding upon and will inure to the benefit of Executive’s spouse, heirs, successors, assigns, agents, employees, representatives, executors and administrators and shall be binding upon and will inure to the benefit of the individual and/or collective successors and assigns of the Released Parties and their successors, assigns, agents and/or representatives.

8.	This Release is not intended to interfere with Executive’s exercise of any protected, nonwaivable right, including Executive’s right to file a charge with, participate in an investigation by, or provide truthful information to the Equal Employment Opportunity Commission or other government agency. By entering into this Release, however, Executive acknowledges that the consideration set forth herein is in full satisfaction and is inclusive of any and all amounts, including but not limited to attorneys’ fees, to which Executive might be entitled or which may be claimed by Executive or on Executive’s behalf against the Released Parties and Executive is forever discharging the Released Parties from any liability to Employee for any acts or omissions occurring on or before the date of Employee’s signing of this Release.

9.	Executive waives all rights under Section 1542 of the California Civil Code, which section has been fully explained to him by his legal counsel and which he fully understands, and any other similar provision or the law of any other state or jurisdiction. Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

10.	Executive acknowledges that he has provided the Company with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Company or any related person or entity, including but not limited to any issues regarding the Company’s Standards of Business Ethics and Code of Conduct and any Company policy or standard operating procedure.

11.	Executive agrees that he will not seek future employment with, nor need to be considered for any future openings with the Company, any division thereof, or any subsidiary or related corporation or entity.

12.	Whenever possible, each provision of this Release shall be interpreted in, such manner as to be effective and valid under applicable law, but if any provision of this Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.	This Release shall be construed in accordance with and governed for all purposes by the laws of the Commonwealth of Virginia.

[Signature Page Follows]

BY SIGNING THIS RELEASE, I REPRESENT AND AGREE THAT:

1.	I HAVE READ IT CAREFULLY;

2.	I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963, THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	I VOLUNTARILY CONSENT TO EVERYTHING IN IT;

4.	I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;

5.	I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON JANUARY 23, 2015 TO CONSIDER THIS RELEASE;

6.	I UNDERSTAND THAT I HAVE SEVEN DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;

7.	I HAVE SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND

8.	I AGREE THAT THE PROVISIONS OF THIS RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

DATE:
Mark W. Sopp